Exhibit 99.1

FOSSIL GROUP, INC. REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

Provides Updated Full Year 2022 Outlook

Richardson, TX, NOVEMBER 9, 2022 (GLOBE NEWSWIRE) - Fossil Group, Inc. (NASDAQ: FOSL) today announced financial results for the third quarter ended October 1, 2022.

Third Quarter Summary

•Third quarter worldwide net sales totaled $436 million, decreasing 11% on a reported basis and 5% in constant currency. From a regional lens, Americas and Asia sales declined while Europe was flat on a constant currency basis.

•Direct to consumer net sales increased 5% in constant currency, led by growth in retail store sales and owned websites.

•FOSSIL brand sales grew in leathers, traditional watches and jewelry, offset by declines in smartwatches, resulting in a total sales decline of 2% in constant currency.

•Operating income of $22 million compared to $48 million a year ago. Adjusted operating income of $23 million compared to adjusted operating income of $54 million last year.

•As of October 1, 2022, cash and cash equivalents of $163 million.

“Our third quarter results were in line with our expectations against the backdrop of continued macro headwinds globally,” said Kosta Kartsotis, Chief Executive Officer. “The trends we saw in the second quarter have largely persisted into the second half of the year. These include ongoing COVID-19 restrictions in mainland China, elevated inventory levels among our wholesale partners and global inflation, which is affecting consumer sentiment. Additionally, the record strength of the U.S. dollar reduced our net sales and operating margins in the third quarter.”

“Our teams executed well in a dynamic environment and have recently completed important milestones on our 2022 digital roadmap in time to support holiday selling. Entering the holiday selling season, we are delivering excitement through product innovation across watches, jewelry and leathers, including our recently launched Fossil Heritage Collection, which celebrates our iconic designs, as well as our new limited-edition Harry Potter x Fossil collaboration. Recognizing that the macro headwinds will persist into 2023, we are sharpening our focus on capturing efficiencies in our business model, while driving growth through our digital roadmap and updated FOSSIL brand strategy.”

Third Quarter 2022 Operating Results

Amounts referred to as “adjusted” as well as “constant currency” are non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to their closest reported GAAP measures are included at the end of this press release.

•Net sales totaled $436.3 million, a decrease of 11% on a reported basis and 5% in constant currency compared to $491.8 million in the third quarter of fiscal 2021. Net sales, in constant currency, were flat in Europe and declined 17% in Asia and 4% in the Americas versus the same quarter last year. Net sales in our Asia region were significantly impacted by net sales in mainland China, where ongoing restrictions related to COVID policies have impacted demand. The sales declines in the three regions were partly offset by increases in corporate revenue recognized over time, due to the timing of progress in completing performance obligations under a licensing agreement. Traditional watch sales declined 4% in constant currency in the third quarter, primarily due to declines in greater China, while smartwatch sales decreased 34% reflecting lower consumer demand across geographies and channels as compared to the prior year period. The leathers category grew 17% and jewelry sales decreased 9% in constant currency during the third quarter. FOSSIL branded sales decreased 2% in constant currency with strength in leathers, traditional watches and jewelry more than offset by declines in smartwatches. Direct to consumer net sales increased 5% in constant currency, led by growth in retail store sales and owned websites. Total digital sales were down 12% in constant currency versus the prior year period and comprised 37% of our sales mix compared to 40% in the prior year period. Lower digital sales were primarily due to declines in third party e-commerce platforms.

•Gross profit totaled $219.6 million compared to $259.5 million in the third quarter of 2021. Gross margin decreased 250 basis points to 50.3% versus 52.8% a year ago. The year-over-year decrease primarily reflects increased freight costs, an unfavorable currency impact and increased promotions. These costs were partially offset by increases in revenue recognized over time, due to the timing of progress in completing performance obligations under a licensing agreement, increased net foreign currency hedging contract gains in the current year as compared to the prior year and favorable product mix.

•Operating expenses totaled $197.1 million compared to $211.7 million a year ago. As a percentage of net sales, operating expenses were 45.2% in the third quarter of 2022 compared to 43.0% in the prior year third quarter. Selling, general and administrative (“SG&A”) expenses were $196.5 million compared to $205.7 million in the third quarter of 2021. As a percentage of net sales, SG&A expenses were 45.0% in the third quarter of 2022 compared to 41.8% in the prior year third quarter, largely driven by increased compensation costs which were partially offset by reduced store costs resulting from lower store count.

•Operating income was $22.5 million compared to $47.8 million in the third quarter of 2021. Operating margin was 5.2% in the third quarter of 2022 compared to 9.7% in the prior year third quarter. Adjusted operating income totaled $23.1 million compared to $53.8 million in the third quarter of 2021. Adjusted operating margin was 5.3% in the third quarter of 2022 compared to 10.9% in the prior year third quarter.

•Interest expense decreased to $5.1 million compared to $6.4 million in the third quarter of 2021, primarily driven by reduced debt issuance costs amortization.

•Other income (expense) was expense of $1.9 million compared to expense of $0.5 million in the third quarter of 2021, reflecting increased net currency losses in the third quarter of 2022 compared to the prior year third quarter.

•Income before income taxes was $15.5 million compared to $40.9 million in the third quarter of 2021.

•Adjusted EBITDA was $26.0 million, or 6.0% of net sales in the third quarter of 2022 and $62.5 million, or 12.7% of net sales in the prior year quarter.

•Provision for income taxes was expense of $9.2 million, resulting in an effective income tax rate of 59.5% compared to expense of $9.0 million and an effective tax rate of 22.0% in the prior year. The effective tax rate in the third quarter of 2022 was unfavorable as compared to the prior year due to a higher level of foreign losses for which no tax benefit can be accrued.

•Net income totaled $5.8 million, $0.11 per diluted share, which compares to $31.4 million or $0.60 per diluted share in the prior year quarter. Adjusted net income for the third quarter was $6.3 million or $0.12 per diluted share compared to adjusted net income of $36.2 million, or $0.69 per diluted share in the prior year quarter. During the third quarter of 2022, currencies unfavorably affected net income per diluted share by approximately $0.14.

Balance Sheet Summary

As of October 1, 2022, the Company had cash and cash equivalents of $163 million. Inventories at the end of the third quarter of 2022 totaled $453 million, an increase of 14% versus a year ago. The Company accelerated inventory purchases in the first half of 2022 to mitigate extended transportation lead times and potential Covid-19 driven restrictions from its primary supply base in mainland China. Inventory flow into the Company’s warehouses in the third quarter was down significantly versus last year and the Company continues to conservatively manage purchases to reduce inventory balances. Total debt was $294 million. In the fourth quarter of 2022, Fossil amended its credit facility extending the maturity by three years. The amended facility now matures in November 2027 and carries the same interest rate structure, other than the required transition from LIBOR to SOFR.

Outlook

The Company is updating its guidance for full year 2022 to reflect the estimated impact of prevailing foreign currency translation, and a more cautious outlook on global markets, including a slowdown in consumer spending in our categories, and the ongoing COVID-19 related restrictions in mainland China.

For fiscal year 2022, the Company now expects worldwide net sales declines of approximately 7% to 10% versus prior guidance of net sales declines of 5% to 8%. This updated guidance includes an estimated foreign currency negative impact of 500 basis points, which compares to our prior estimate of 450 basis points for the full year. On a constant currency basis, the Company expects worldwide net sales declines of 2% to 5%.

The Company is tightening its range of adjusted operating margin(1) guidance for the full year to 2% to 3%, which compares to prior guidance of 2% to 4%.

(1) A reconciliation of adjusted operating margin, a non-GAAP financial measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expense items that are excluded in calculating adjusted operating margin.

Safe Harbor

Certain statements contained herein that are not historical facts, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: increased political uncertainty and the Ukraine crisis; the effect of worldwide economic conditions; the effect of the COVID-19 pandemic; the impact of inflation; results of tax examinations; significant changes in consumer spending patterns or preferences; interruptions or delays in the supply of key components or products; acts of war or acts of terrorism; loss of key facilities; data breach or information systems disruptions; changes in foreign currency valuations in relation to the U.S. dollar; lower levels of consumer spending resulting from a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; the performance of our products within the prevailing retail environment; customer acceptance of both new designs and newly-introduced product lines; changes in the mix of product sales; the effects of vigorous competition in the markets in which we operate; compliance with debt covenants and other contractual provisions and meeting debt service obligations; risks related to the success of our business strategy; the termination or non-renewal of material licenses; risks related to foreign operations and manufacturing; changes in the costs of materials and labor; government regulation and tariffs; our ability to secure and protect trademarks and other intellectual property rights; levels of traffic to and management of our retail stores; loss of key personnel and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include traditional watches, smartwatches, jewelry, handbags, small leather goods, belts and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Diesel, DKNY, Emporio Armani, kate spade new york, Michael Kors, PUMA and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Christine Greany
The Blueshirt Group
(858) 722-7815
christine@blueshirtgroup.com

Consolidated Income Statement Data	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 39 Weeks Ended	For the 39 Weeks Ended
($ in millions, except per share data):	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net sales	$436.3	$491.8	$1,183.3	$1,265.8
Cost of sales	216.7	232.3	588.0	601.9
Gross profit	219.6	259.5	595.3	663.9
Gross margin	50.3%	52.8%	50.3%	52.4%
Operating expenses:
Selling, general and administrative expenses	196.5	205.7	591.5	593.5
Other long-lived asset impairments	0.6	0.6	1.1	6.3
Restructuring charges	—	5.4	5.4	18.7
Total operating expenses	$197.1	$211.7	$598.0	$618.5
Total operating expenses (% of net sales)	45.2%	43.0%	50.5%	48.9%
Operating income (loss)	22.5	47.8	(2.7)	45.4
Operating margin	5.2%	9.7%	(0.2)%	3.6%
Interest expense	5.1	6.4	13.5	20.3
Other income (expense) - net	(1.9)	(0.5)	(1.9)	0.9
Income (loss) before income taxes	15.5	40.9	(18.1)	26.0
Provision for income taxes	9.2	9.0	15.9	19.2
Less: Net income attributable to noncontrolling interest	0.5	0.5	0.7	1.0
Net income (loss) attributable to Fossil Group, Inc.	$5.8	$31.4	$(34.7)	$5.8
Earnings per share:
Basic	$0.11	$0.60	$(0.67)	$0.11
Diluted	$0.11	$0.60	$(0.67)	$0.11
Weighted average common shares outstanding:
Basic	51.8	52.1	51.8	51.9
Diluted	52.1	52.8	51.8	52.7

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Consolidated Balance Sheet Data ($ in millions):	October 1, 2022	October 2, 2021
Assets:
Cash and cash equivalents	$162.6	$181.8
Accounts receivable - net	215.0	251.5
Inventories	452.7	398.3
Other current assets	185.0	155.9
Total current assets	$1,015.3	$987.5
Property, plant and equipment - net	$77.4	$92.8
Operating lease right-of-use assets	156.4	188.0
Intangible and other assets - net	65.9	87.7
Total long-term assets	$299.7	$368.5
Total assets	$1,315.0	$1,356.0

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$428.4	$528.2
Short-term debt	0.4	41.2
Total current liabilities	$428.8	$569.4
Long-term debt	$293.6	$97.4
Long-term operating lease liabilities	151.9	184.3
Other long-term liabilities	50.5	62.0
Total long-term liabilities	$496.0	$343.7
Stockholders’ equity	390.2	442.9
Total liabilities and stockholders’ equity	$1,315.0	$1,356.0

Constant Currency Financial Information

The following table presents the Company’s business segment and product net sales on a constant currency basis which are non-GAAP financial measures. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales For the 13 Weeks Ended				Net Sales For the 39 Weeks Ended
	October 1, 2022			October 2, 2021	October 1, 2022			October 2, 2021
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported
Segment:
Americas	$184.3	$0.9	$185.2	$193.7	$514.5	$1.9	$516.4	$523.0
Europe	143.7	22.3	166.0	165.9	376.1	41.5	417.6	399.5
Asia	100.2	6.9	107.1	129.5	279.6	12.8	292.4	331.6
Corporate	8.1	—	8.1	2.7	13.1	0.1	13.2	11.7
Total net sales	$436.3	$30.1	$466.4	$491.8	$1,183.3	$56.3	$1,239.6	$1,265.8

Product categories:
Watches:
Traditional watches	$310.2	$21.0	$331.2	$345.8	$830.3	$37.6	$867.9	$878.8
Smartwatches	33.3	2.7	36.0	54.0	104.7	5.8	110.5	150.1
Total watches	$343.5	$23.7	$367.2	$399.8	$935.0	$43.4	$978.4	$1,028.9
Leathers	41.1	1.6	42.7	36.4	111.2	3.6	114.8	103.8
Jewelry	37.9	4.2	42.1	46.3	106.5	8.0	114.5	105.0
Other	13.8	0.6	14.4	9.3	30.6	1.3	31.9	28.1
Total net sales	$436.3	$30.1	$466.4	$491.8	$1,183.3	$56.3	$1,239.6	$1,265.8

Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share

Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are non-GAAP financial measures. We define Adjusted EBITDA as our net income (loss) before the impact of income tax expense (benefit), plus interest expense, amortization and depreciation, impairment expense, other non-cash charges, stock-based compensation expense, restructuring expense and unamortized debt issuance costs included in loss on extinguishment of debt minus interest income. We define Adjusted operating income (loss) as operating income (loss) before impairment expense and restructuring expense. We define Adjusted net income (loss) and Adjusted earnings (loss) per share as net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively, before impairment expense, restructuring expense and unamortized debt issuance costs included in loss on extinguishment of debt. We have included Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share herein because they are widely used by investors for valuation and for comparing our financial performance with the performance of our competitors. We also use both non-GAAP financial measures to monitor and compare the financial performance of our operations. Our presentation of Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share may not be comparable to similarly titled measures other companies report. Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are not intended to be used as alternatives to any measure of our performance in accordance with GAAP.

The following tables reconcile Adjusted EBITDA to the most directly comparable GAAP financial measure, which is income (loss) before income taxes. Certain line items presented in the tables below, when aggregated, may not foot due to rounding.

	Fiscal 2021(1)	Fiscal 2022
($ in millions):	Q4	Q1	Q2	Q3	Total
Income (loss) before income taxes	$27.1	$(16.7)	$(16.9)	$15.5	$9.0
Plus:
Interest expense	4.8	4.0	4.3	5.1	18.2
Amortization and depreciation	6.2	6.2	5.8	5.6	23.8
Impairment expense	2.9	0.3	0.2	0.6	4.0
Other non-cash charges	(0.6)	(0.2)	(0.2)	(0.4)	(1.4)
Stock-based compensation	2.4	2.2	3.8	(0.3)	8.1
Restructuring expense	3.2	2.6	2.9	—	8.7
Unamortized debt issuance costs included in loss on extinguishment of debt	11.7	—	—	—	11.7
Less:
Interest income	0.1	0.1	0.2	0.1	0.5
Adjusted EBITDA	$57.6	$(1.7)	$(0.3)	$26.0	$81.6
(1)   Prior period amounts have been adjusted to conform to the current period presentation.

	Fiscal 2020(1)	Fiscal 2021
($ in millions):	Q4	Q1	Q2	Q3	Total
Income (loss) before income taxes	$11.5	$(22.2)	$7.3	$40.9	$37.5
Plus:
Interest expense	8.4	7.3	6.5	6.4	28.6
Amortization and depreciation	10.0	8.9	7.5	7.0	33.4
Impairment expense	6.5	4.5	1.3	0.6	12.9
Other non-cash charges	1.0	(0.2)	(0.4)	(0.6)	(0.2)
Stock-based compensation	1.9	1.8	2.5	2.9	9.1
Restructuring expense	10.9	7.5	5.7	5.4	29.5
Less:
Interest income	0.2	0.1	0.1	0.1	0.5
Adjusted EBITDA	$50.0	$7.5	$30.3	$62.5	$150.3
(1)   Prior period amounts have been adjusted to conform to the current period presentation.

The following tables reconcile Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share to the most directly comparable GAAP financial measures, which are operating income (loss), net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively. Certain line items presented in the table below, when aggregated, may not foot due to rounding.

	For the 13 Weeks Ended October 1, 2022
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	As Adjusted
Operating income (loss)	$22.5	$0.6	$—	$23.1
Operating margin (% of net sales)	5.2%			5.3%
Interest expense	(5.1)	$—	$—	(5.1)
Other income (expense) - net	(1.9)	—	—	(1.9)
Income (loss) before income taxes	15.5	0.6	—	16.1
Provision for income taxes	9.2	0.1	—	9.3
Less: Net income attributable to noncontrolling interest	(0.4)	—	—	(0.4)
Net income (loss) attributable to Fossil Group, Inc.	$5.8	$0.5	$—	$6.3
Diluted earnings (loss) per share	$0.11	$0.01	$—	$0.12

	For the 13 Weeks Ended October 2, 2021
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	As Adjusted
Operating income (loss)	$47.8	$0.6	$5.4	$53.8
Operating margin (% of net sales)	9.7%			10.9%
Interest expense	(6.4)	—	—	(6.4)
Other income (expense) - net	(0.5)	—	—	(0.5)
Income (loss) before income taxes	40.9	0.6	5.4	46.9
Provision for income taxes	9.0	0.1	1.1	10.2
Less: Net income attributable to noncontrolling interest	(0.5)	—	—	(0.5)
Net income (loss) attributable to Fossil Group, Inc.	$31.4	$0.5	$4.3	$36.2
Diluted earnings (loss) per share	$0.60	$0.01	$0.08	$0.69

	For the 39 Weeks Ended October 1, 2022
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	As Adjusted
Operating income (loss)	$(2.7)	$1.1	$5.4	$3.8
Operating margin (% of net sales)	(0.2)%			0.3%
Interest expense	(13.4)	—	—	(13.4)
Other income (expense) - net	(1.9)	—	—	(1.9)
Income (loss) before income taxes	(18.1)	1.1	5.4	(11.6)
Provision for income taxes	15.9	0.2	1.1	17.2
Less: Net income attributable to noncontrolling interest	(0.7)	—	—	(0.7)
Net income (loss) attributable to Fossil Group, Inc.	$(34.7)	$0.9	$4.3	$(29.5)
Diluted earnings (loss) per share	$(0.67)	$0.02	$0.08	$(0.57)

	For the 39 Weeks Ended October 2, 2021
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	As Adjusted
Operating income (loss)	$45.4	$6.3	$18.7	$70.4
Operating margin (% of net sales)	3.6%			5.6%
Interest expense	(20.3)	—	—	(20.3)
Other income (expense) - net	0.9	—	—	0.9
Income (loss) before income taxes	26.0	6.3	18.7	51.0
Provision for income taxes	19.2	1.3	3.9	24.4
Less: Net income attributable to noncontrolling interest	(1.0)	—	—	(1.0)
Net income (loss) attributable to Fossil Group, Inc.	$5.8	$5.0	$14.8	$25.6
Diluted earnings (loss) per share	$0.11	$0.09	$0.28	$0.48

Store Count Information

	October 2, 2021	Opened	Closed	October 1, 2022
Americas	163	0	10	153
Europe	128	0	17	111
Asia	83	5	8	80
Total stores	374	5	35	344

END OF RELEASE